Exhibit (b)(1)
[LETTERHEAD OF BANK A]
HOUSTON REPRESENTATIVE OFFICE
July 2, 2008
Smith International, Inc.
16740 Hardy St,
Houston, TX 77032

Attention:	Margaret Dorman
Facsimile:	281-233-5505

Re:	$2,000,000,000 in Proposed Credit Facilities related to the acquisition of W-H Energy Services Inc.
Ladies and Gentlemen:
[Bank A] is pleased to confirm its commitment to provide to Smith International, Inc. (the “Company”) a portion of the above referenced Facility on the Terms and Conditions set forth in the attached Term Sheet and is subject only to (a) acceptable documentation, (b) the commitment of four other financial institutions who have committed on the same and equal basis, and (c) any additional due diligence with regard to the transaction as is deemed necessary by [Bank A] in its sole discretion. Our proposed maximum commitment amount is $400,000,000 split pro-rata between the Term Loan and the 364 day Bridge Facility.
[Bank A] acknowledges that it has, independently and without reliance on any other person, and based on financial statements of the Company and its affiliates, W-H Energy Services Inc. and such other documents and information as [Bank A] has deemed appropriate, made its own credit analysis and decision to enter into this commitment.
[Bank A] also acknowledges that the Company shall have no liability or responsibility whatsoever to [Bank A] if such Facilities arc not entered into or such loans are not made.

[Bank A] understands and agrees that its proposed maximum commitment amount is subject to acceptance by the Company.
Very truly yours,
[Signature Pages Redacted]

Confidential Indicative Terms & Conditions
Smith International, Inc.
$1.0 Billion Senior Unsecured Term Loan Facility
$1.0 Billion Senior Unsecured Bridge Loan Facility
Summary of Terms and Conditions

I.	General

	Borrower:	Smith International, Inc., a Delaware corporation (“Borrower”).

	Purpose:	Proceeds shall be used to (i) fund the cash consideration payable to W-H Energy shareholders in connection with the exchange offer (“Transaction”), (ii) repay amounts outstanding under the W-H Energy revolving credit facility, (iii) pay fees and expenses incurred in connection with the Transaction and (iv) other general corporate purposes.

II.	Term Loan Facility

	Type and Amount of Facility:	USD$1.0 Billion Senior Unsecured Term Loan Facility (“Term Loan”)

	Maturity:	June 30, 2012

	Availability:	Amounts provided under the Term Loan available on July 25, 2008 with a Closing Date no later than August 31, 2008.

	Repayment:	Payable in eight (8) semi-annual payments of $125.0 million each June 30 and December 31 commencing on December 31, 2008 with the final payment due on June 30, 2012.

	Interest Rates:	Term Loan will bear interest at either a (i) Base Rate or (ii) LIBOR plus an applicable margin of 70.0 basis points based on the Borrower’s current credit rating.

III.	Bridge Loan Facility

	Type and Amount of Facility:	USD$1.0 Billion Senior Unsecured Bridge Loan Facility (“Bridge Loan”)

	Maturity:	364-days from Closing

Confidential Indicative Terms & Conditions

	Availability:	Amounts provided under the Bridge Loan available on July 25, 2008 with a Closing Date no later than August 31, 2008.

	Repayment:	Upon the earlier of (i) receipt of proceeds from a debt capital markets transaction or (ii) Maturity.

	Fees:	In the event the Bridge Loan remains outstanding on January 1, 2009, Borrower will pay Lenders a fee of 35.0 basis points on any balances outstanding.

	Interest Rates:	Bridge Loan will bear interest at either a (i) Base Rate or (ii) LIBOR plus an applicable margin of 70.0 basis points based on the Borrower’s current credit rating.

IV.	Certain Documentation Matters

The Credit Documentation shall contain representations, warranties, covenants and events of default and cross default customary for financings of this type and other terms deemed appropriate by the Lenders, including, without limitation:

	Financial, Affirmative and Negative Covenants:	Consistent with the terms and conditions as set forth in the Borrower’s current Revolving Credit Facility.

	Events of Default:	Consistent with the terms and conditions as set forth in the Borrower’s current Revolving Credit Facility.

SMITH	2	July 2, 2008